Exhibit 4.15

REGISTRATION RIGHTS AGREEMENT

by and among

Haleon plc,

Pfizer Inc.,

GSK plc,

GSK (No.1) Scottish Limited Partnership,

GSK (No.2) Scottish Limited Partnership, and

GSK (No.3) Scottish Limited Partnership

Dated as of [•], 2022

This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2022 (the “Agreement”), is made and entered into by and among (i) Haleon plc, a public limited company incorporated in England and Wales with number 13691224 and whose registered office is at [•] (the “Company”), (ii) Pfizer Inc., a Delaware corporation whose registered office is at 235 East 42nd Street, New York, New York 10017 (“Pfizer” and, together with its Affiliates or successors, and permitted assigns from time to time that will hold Registrable Securities of the Company, the “Pfizer Shareholder Group”), (iii) GSK plc, a public limited company incorporated in England and Wales with number 03888792 and whose registered office is at 980 Great West Road, Brentford, Middlesex, TW8 9GS (“GSK”), (iv) GSK (No.1) Scottish Limited Partnership, a limited partnership registered in Scotland with registration number SL035527 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP 1”), (v) GSK (No.2) Scottish Limited Partnership, a limited partnership registered in Scotland with registration number SL035526 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP 2”), and (vi) GSK (No.3) Scottish Limited Partnership, a limited partnership registered in Scotland with registration number SL035525 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP 3” and, collectively with SLP 1 and SLP 2, the “SLPs” and, collectively with GSK and the Affiliates or successors and permitted assigns of GSK from time to time that will hold Registrable Securities of the Company and the Affiliates or successors and permitted assigns of each SLP from time to time that will hold Registrable Securities of the Company, the “GSK Shareholder Group”) (each of the foregoing Persons in clauses (i)-(vi), to the extent such Person is a holder or beneficial owner of Registrable Securities, a “Holder” and, collectively, the “Holders”).

RECITALS:

WHEREAS, on or around the date of this Agreement, GSK, Pfizer, the Company, GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited (“CH JVCo”) and certain other entities entered into the Separation Co-Operation and Implementation Agreement (the “Separation Co-Operation and Implementation Agreement”) and certain other agreements pursuant to which the Company shall become a listed company and the holder of the consumer healthcare business that is currently operated by CH JVCo (the “Separation”);

WHEREAS, immediately after the Separation, the Pfizer Shareholder Group and the GSK Shareholder Group will directly or indirectly hold or control the disposition of approximately 32 per cent and [•] per cent of the Ordinary Shares (as defined below) of the Company, respectively (collectively with any ADRs (as defined below) in respect of such Ordinary Shares, the “Separation Shares”);

WHEREAS, the parties hereto intend for the ADRs (as defined below), each representing two Ordinary Shares of the Company, to be listed on the New York Stock Exchange (the “NYSE”);

WHEREAS, on or around the date of this Agreement, GSK, Pfizer and the SLPs entered into an Orderly Marketing Agreement (the “Orderly Marketing Agreement”) pursuant to which such parties have agreed on their respective rights and obligations as regards future sales of Separation Shares following the admission of the Ordinary Shares of the Company to the premium listing segment of the official list of the UK Financial Conduct Authority and to trading on the London

Stock Exchange plc (the “LSE”) (the “Admission”), and a lock-up deed entered into on or around the date of this Agreement among, GSK, Pfizer, the SLPs, the [GSK Bank] and [Pfizer Bank] setting forth certain lock-up restrictions applicable to the Pfizer Shareholder Group and the GSK Shareholder Group (the “Lock-Up Restrictions”);

WHEREAS, on or around the date of this Agreement, the Company and Pfizer entered into a Relationship Agreement (the “Relationship Agreement”), the principal purpose of which is to regulate the continuing relationship between the Company, on the one hand, and certain members of the Pfizer Shareholder Group, on the other hand, following the Admission; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth certain rights and obligations of the Company and the Holders with respect to the Separation Shares.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Certain Definitions. As used herein, the following terms shall have the following meanings:

“Admission” has the meaning set forth in the Recitals.

“ADRs” means American depositary receipts in respect of Ordinary Shares, which are to be listed and admitted to trading on the New York Stock Exchange.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person at any time during the period for which the determination of affiliation is being made. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise, except that (i) no SLP nor any person controlled directly or indirectly by one or more SLPs shall be deemed an Affiliate of GSK or any other person controlled directly or indirectly by GSK for the purposes of this Agreement, (ii) no Employee Share Trust nor any person controlled directly or indirectly by one or more Employee Share Trusts shall be deemed an Affiliate of GSK or any other person controlled directly or indirectly by GSK for the purposes of this Agreement and (iii) no member of the Pfizer Shareholder Group or the GSK Shareholder Group (or any of their Affiliates) shall be deemed to be an “Affiliate” of the Company, and the Company shall not be deemed to be an “Affiliate” of any member of the Pfizer Shareholder Group or the GSK Shareholder Group (or any of their Affiliates).

“Agreement” has the meaning ascribed to such term in the Preamble.

“automatic shelf registration statement” has the meaning ascribed to such term in Section 2.4.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than Saturday, Sunday or another day on which commercial banks in New York, New York, the United States, or London, the United Kingdom, are authorized or required by law to close.

“CH JVCo” has the meaning ascribed to such term in the Recitals.

“Claims” has the meaning ascribed to such term in Section 2.8(a).

“Company” has the meaning ascribed to such term in the Preamble.

“Completion” has the meaning set forth in the Separation Co-Operation and Implementation Agreement.

“Confidential Information” has the meaning ascribed to such term in Section 4.17.

“Demand Registration” has the meaning ascribed to such term in Section 2.1(b)(i).

“Demand Registration Period” has the meaning ascribed to such term in Section 2.1(b)(i).

“Demand Registration Request” has the meaning ascribed to such term in Section 2.1(b)(i).

“Demand Registration Statement” has the meaning ascribed to such term in Section 2.1(b)(i).

“Depositary” means JPMorgan Chase Bank N.A., as depositary for the ADRs.

“Employee Share Trust” has the meaning set forth in the Orderly Marketing Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC issued under the Securities Exchange Act of 1934, as they may from time to time be in effect.

“Expenses” means any and all fees and expenses incident to the Company’s performance of or relating to compliance with this Agreement, including: (i) SEC, stock exchange, FINRA and all other registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the NYSE or on any other U.S. or non-U.S. securities market on which the Registrable Securities are listed or quoted, (ii) fees and expenses of compliance with state securities or “blue sky” laws of any state or jurisdiction of the United States or compliance with the securities laws of jurisdictions outside the United States and in connection with the preparation of a “blue sky” survey, (iii) word processing, printing and copying expenses, (iv) expenses incurred in connection with any roadshow for an underwritten offering, (v) fees and disbursements of counsel for the Company, (vi) with respect to each registration or underwritten offering, the reasonable fees and disbursements of one counsel for each Shareholder Group that includes at least one Participating Holder, together with reasonable fees and disbursement of one local counsel for each Shareholder Group that includes at least one Participating Holder in each relevant jurisdiction, (vii) fees and disbursements of all independent public accountants of the Company (including the expenses with respect to any opinion and/or audit/review and/or “comfort” letter and updates thereof) and fees and expenses of other Persons, including special experts, retained by the Company, (viii) fees and expenses payable to a Qualified Independent Underwriter (but expressly excluding any underwriting discounts and commissions and transfer taxes (including stamp duties)), (ix) fees and expenses of any transfer agent, custodian or the Depositary, (x) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities, including reasonable fees and expenses of counsel for the underwriters in connection with any filing with or review by FINRA (but expressly excluding any underwriting discounts and commissions) and (xi) rating agency fees and expenses. For the avoidance of doubt, Expenses shall not include the amount specified in Section 2.5(b).

“Filing Date” has the meaning ascribed to such term in Section 2.1(a)(i).

“Financial Intermediaries” has the meaning given in Section 2.1(a)(ii).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GSK” has the meaning ascribed to such term in the Preamble.

“GSK Shareholder Group” has the meaning ascribed to such term in the Preamble.

“Holder” has the meaning ascribed to such term in the Preamble.

“Initiating Holders” has the meaning ascribed to such term in Section 2.1(b)(i).

“Insolvency Event” has the meaning set forth in the Orderly Marketing Agreement.

“Lock-Up Restrictions” has the meaning ascribed to such term in the Recitals.

“LSE” has the meaning ascribed to such term in the Recitals.

“Minimum Threshold” means $500 million.

“NYSE” has the meaning ascribed to such term in the Recitals.

“Orderly Marketing Agreement” has the meaning ascribed to such term in the Preamble.

“Ordinary Shares” means the fully paid ordinary shares in the capital of the Company.

“Participating Holders” means all Holders of Registrable Securities that are proposed to be included in any offering of Registrable Securities pursuant to Section 2.1 or Section 2.2.

“PEA Postponement Period” has the meaning ascribed to such term in Section 2.1(c)(i).

“Person” means any individual, firm, corporation, company, limited liability company, partnership, trust, joint stock company, business trust, incorporated or unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Pfizer” has the meaning ascribed to such term in the Preamble.

“Pfizer Shareholder Group” has the meaning ascribed to such term in the Preamble.

“Piggyback Notice” has the meaning ascribed to such term in Section 2.2(a).

“Postponement” has the meaning ascribed to such term in Section 2.1(c)(i).

“Postponement Period” has the meaning ascribed to such term in Section 2.1(c)(i).

“Primary Holder” means:

(a) in respect of GSK Shareholder Group, GSK; and

(b) in respect of Pfizer Shareholder Group, Pfizer,

in each case subject to the provisions of Sections 4.7 and 4.8.

“Qualified Independent Underwriter” means a “qualified independent underwriter” within the meaning of FINRA Rule 5121.

“Registrable Securities” means (a) all Separation Shares, (b) any equity securities issued or issuable directly or indirectly in exchange for or with respect to the Separation Shares by way of share dividend or distribution or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation, exchange or other reorganization, or (c) any securities issued in replacement of, in exchange for or upon the conversion of any securities described in clause (a) or (b) above; provided that, in each case, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities shall have been disposed of in compliance with the requirements of Rule 144 (or any successor provision), (C) such securities have been sold in a public offering of securities; or (D) such securities have ceased to be outstanding. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (including upon conversion, exercise or exchange of any equity interests but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall not be required to convert, exercise or exchange such equity interests (or otherwise acquire such Registrable Securities) to participate in any registered offering hereunder until the closing of such offering.

“Relationship Agreement” has the meaning ascribed to such term in the Recitals.

“Rule 144” have the meaning ascribed to such term in Section 4.2.

“Sale Notice” has the meaning set forth in the Orderly Marketing Agreement.

“Sale Tranche” has the meaning set forth in the Orderly Marketing Agreement.

“SEC” means the U.S. Securities and Exchange Commission or such other federal agency that at such time administers the Securities Act.

“Section 2.3(b) Sale Number” has the meaning ascribed to such term in Section 2.3(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued under such Act, as they may from time to time be in effect.

“Separation” has the meaning ascribed to such term in the Recitals.

“Separation Co-Operation and Implementation Agreement” has the meaning ascribed to such term in the Preamble.

“Shareholders’ Agreement” has the meaning set forth in the Orderly Marketing Agreement.

“Separation Shares” has the meaning ascribed to such term in the Recitals.

“Shelf Registrable Securities” has the meaning ascribed to such term in Section 2.1(a)(ii).

“Shelf Registration Statement” has the meaning ascribed to such term in Section 2.1(a)(i).

“Shelf Underwriting” has the meaning ascribed to such term in Section 2.1(a)(ii).

“Shelf Underwriting Initiating Holders” has the meaning ascribed to such term in Section 2.1(a)(ii).

“Shelf Underwriting Notice” has the meaning ascribed to such term in Section 2.1(a)(ii).

“Shelf Underwriting Request” has the meaning ascribed to such term in Section 2.1(a)(ii).

“SLP 1” has the meaning ascribed to such term in the Preamble.

“SLP 2” has the meaning ascribed to such term in the Preamble.

“SLP 3” has the meaning ascribed to such term in the Preamble.

“SLPs” has the meaning ascribed to such term in the Preamble.

“Underwritten Block Trade” has the meaning ascribed to such term in Section 2.1(a)(ii).

“Valid Business Reason” has the meaning ascribed to such term in Section 2.1(c)(i).

“WKSI” means a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act).

Section 2. Registration Rights.

2.1. Demand Registrations.

(a) (i) Following the date of the Completion (the “Filing Date”), the Company shall, as promptly as practicable thereafter, but in no event more than sixty (60) calendar days after the Filing Date, prepare and file with the SEC a shelf registration statement pursuant to Rule 415 under the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities on a delayed or continuous basis and shall use its reasonable best efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the ninetieth (90th) calendar day following the Filing Date if the SEC notifies the Company that it will “review” the Shelf Registration Statement and (y) the tenth (10th) Business Day after the date the Company is notified in writing by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. The Shelf Registration Statement shall provide for all legally permitted methods or combinations of methods of disposition thereunder of Registrable Securities, including firm commitment underwritten public offerings, bought deals, block trades, sales in connection with hedging transactions, direct sales, transactions on an agency basis, open market sales, and purchases or sales by brokers. The Company shall maintain the Shelf Registration Statement in accordance with the terms hereof and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep the Shelf Registration Statement continuously effective and available for use in accordance with the terms hereof to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until this Agreement terminates in accordance with its terms. In the event the Company files a Shelf Registration Statement on Form F-1 (or Form S-1), the Company shall use its reasonable best efforts to convert such Shelf Registration Statement to a Shelf Registration Statement on Form F-3 (or Form S-3) as promptly as practicable after the Company is eligible to use Form F-3 (or Form S-3).

(ii) Subject to this Section 2.1(a)(ii), Section 2.1(c), Section 2.3 and the provisions below with respect to the Minimum Threshold, following the expiration of the Lock-Up Restrictions applicable to each Holder, such Holder shall have the right at any time and from time to time to elect to sell all or any part of its Registrable Securities pursuant to an underwritten offering pursuant to the Shelf Registration Statement (the “Shelf Underwriting”) by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof (a “Shelf Underwriting Request”). With respect to any Shelf Underwriting Request, the Holder or Holders making such request shall be referred to as the “Shelf Underwriting Initiating Holders”. Notwithstanding the above, subject to Section 4.7, Shelf Underwriting Requests must be delivered by the applicable Primary Holder on behalf of any member of the Pfizer Shareholder Group or the GSK Shareholder Group, as applicable. As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). The Company, subject to Sections 2.3 and 2.6, shall include in such Shelf Underwriting (x) the Registrable Securities of the Shelf Underwriting Initiating Holders and (y) the Shelf Registrable Securities of any other Participating Holder of Shelf Registrable Securities which shall have made a written request through the applicable Primary Holder to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Participating Holder) within five (5) days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as possible (and in any event within fifteen (15) Business Days after the receipt by the Company of a Shelf Underwriting Request), but subject to Section 2.1(c), use its reasonable best efforts to effect such Shelf Underwriting. The Company shall, at the request of any Shelf Underwriting

Initiating Holder or any other Participating Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language reasonably deemed necessary or advisable by the Shelf Underwriting Initiating Holders or any other Participating Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Notwithstanding anything to the contrary in this Section 2.1(a)(ii), each Shelf Underwriting must include, in the aggregate, Registrable Securities having an aggregate market value of at least the Minimum Threshold (based on the Registrable Securities included in such Shelf Underwriting by all Participating Holders). In connection with any Shelf Underwriting (including an Underwritten Block Trade), the Primary Holder who delivered the Shelf Underwriting Request on behalf of the Shelf Underwriting Initiating Holders and the other Primary Holder on behalf of the other Participating Holders, if applicable, shall cooperate with each other in selecting the underwriter(s), bookrunner(s) and/or other adviser(s) to manage and execute any such Shelf Underwriting (including an Underwritten Block Trade) on the best overall terms and conditions (the “Financial Intermediaries”); provided that if the Primary Holder who delivered the Shelf Underwriting Request on behalf of the Shelf Underwriting Initiating Holders and the other Primary Holder on behalf of the other Participating Holders do not agree upon the selection of the Financial Intermediaries, each Primary Holder shall be entitled to select one Financial Intermediary; provided further that, if the other Participating Holders (for the avoidance of doubt, excluding the Shelf Underwriting Initiating Holders) are selling Registrable Securities pursuant to the relevant Shelf Underwriting that represent in aggregate less than fifteen percent (15%) of the aggregate Registrable Securities being sold pursuant to that Shelf Underwriting, the Primary Holder who delivered the Shelf Underwriting Request on behalf of the Shelf Underwriting Initiating Holders shall be entitled to select, at its sole discretion, all of the Financial Intermediaries. Where a provision in this Agreement refers to a requirement, request and/or advice of the Financial Intermediaries, such requirement, request and/or advice shall reference a single request from the Financial Intermediaries acting as a group, delivered by the designated lead underwriter. Notwithstanding the foregoing, if a Shelf Underwriting Initiating Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, an “Underwritten Block Trade”) off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Shelf Underwriting Initiating Holder only needs to notify the Company of the Underwritten Block Trade five (5) Business Days prior to the day such offering is to commence, and the Company shall not be required to give notice thereof to other Holders or permit their participation therein unless the Company determines it is reasonably practicable to do so. The Primary Holders, on behalf of themselves or other Holders, shall be entitled to request (and the Company shall be required to effect) an unlimited number of Shelf Underwritings.

(b) (i) If at any time after the expiration of the Lock-Up Restrictions and the Completion, a Shelf Registration Statement as required by Section 2.1(a) is not available for use by the Holders (a “Demand Registration Period”), subject to this Section 2.1(b), and Sections 2.1(c) and 2.3 and the provisions below with respect to the Minimum Threshold, at any time and from time to time during such Demand Registration Period, each Holder (or Holders) shall have the right to require the Company to prepare and file one or more registration statements under the Securities Act (such registration statement, a “Demand Registration Statement”) covering all or any part of its Registrable Securities by delivering through the applicable Primary Holder, a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof. Any such request by any Holder or Holders pursuant to this Section 2.1(b)(i) is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Holder(s) making such demand for registration being referred to as the “Initiating Holders”). The Primary Holders, on behalf of themselves or other Holders, shall be entitled to request (and the Company shall be required to effect) an unlimited number of Demand Registrations. The Company shall give written notice of such Demand Registration Request to each of the Holders of record of Registrable Securities in accordance with Section 2.2, and, subject to Sections 2.3 and 2.6, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Participating Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to Section 2.2. Notwithstanding anything to the contrary in this Section 2.1(b)(i), each Demand Registration must include, in the aggregate, Registrable Securities having an aggregate market value of at least the Minimum Threshold (based on the Registrable Securities included in such Demand Registration by all Participating Holders). In connection with any Demand Registration, the Primary Holder that delivered the Demand Registration Request shall have the right to designate the Financial Intermediaries in connection with any underwritten offering pursuant to such registration, subject to the provisions for agreeing upon the Financial Intermediaries as set out in Section 2.1(a)(ii) above where there are other Participating Holders, which shall be deemed to apply to such a Demand Registration mutatis mutandis.

(ii) The Company shall, as promptly as practicable, but subject to Section 2.1(c), use its reasonable best efforts to (x) file or confidentially submit with the SEC (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form F-1 (or Form S-1) or similar long-form registration or (B) thirty (30) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form F-3 (or Form S-3) or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such Demand Registration Statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register for distribution in accordance with the intended method of distribution, and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the Demand Registration Statement relating to such registration.

(c) (i) Notwithstanding anything to the contrary in Section 2.1(a) or Section 2.1(b), the Shelf Underwriting and Demand Registration rights granted in Section 2.1(a) and Section 2.1(b) are subject to the following limitations: (x) the Company shall not be required to cause a Demand Registration Statement filed pursuant to Section 2.1(b) to be declared effective within a period of ninety (90) days after the effective date of any other Demand Registration Statement of the Company filed pursuant to Section 2.1(b) (unless such Demand Registration Statement is withdrawn or suspended prior to the sale of the Registrable Securities registered thereunder); (y) subject to clause (z) in this Section 2.1(c), if the Board, in its good faith judgment after consultation with independent outside counsel to the Company, determines that any registration of Registrable Securities or Shelf Underwriting should not be made or continued because it would require the Company to disclose material non-public information which (A) would be required to be made in the registration statement filed with the SEC so that such registration statement would not be materially misleading, (B) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement, and (C) the Company disclosing publicly would materially and adversely interfere with any material financing, acquisition, merger, share exchange or other material transaction involving the Company (a “Valid Business Reason”), then (1) the Company may postpone filing or confidentially submitting a registration statement relating to a Demand Registration Request or a prospectus supplement relating to a Shelf Underwriting Request until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than sixty (60) days after the date the Board determines a Valid Business Reason exists or (2) if a Shelf Registration Statement, or a registration statement relating to a Demand Registration Request has been filed or confidentially submitted or a prospectus supplement has been filed relating to a Shelf Underwriting Request, the Company may, to the extent determined in the good faith judgment of the Board to be reasonably necessary to avoid interference with any of the transactions or events described above, cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement (and consequentially suspend its use) until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than sixty (60) days after the date the Board determines a Valid Business Reason exists (such period of postponement, withdrawal, suspension or termination pursuant to this Section 2.3(c)(i), a “Postponement Period”, and any postponement, withdrawal, suspension or termination made in reliance on this clause (y) or clause (z) of this Section 2.1(c), a “Postponement”); and (z) if the Board, in its good faith judgment and in consultation with independent outside counsel to the Company, determines that it is required to file a post-effective amendment to any registration statement filed in accordance with this Agreement for the purpose of meeting the requirements of section 10(a)(3) of the Securities Act or Item 512(a)(4) of Regulation S-K, it shall be entitled to effect a Postponement for a duration not exceeding fifteen (15) days after the date the Board determines it is required to file a post-effective amendment in accordance with this clause (the “PEA Postponement Period”) without prejudice to the Company’s obligations under Section 2.1(a)(i), Section 2.4(b), Section 2.4(e) and Section 2.4(aa), provided that if the PEA Postponement Period lapses before the SEC declares such registration statement, as amended, effective, the duration between the lapse of the PEA Postponement Period and the declaration of effectiveness of the registration statement will be counted toward the duration of the Postponement Period. The Company shall give written notice to the Participating Holders of its determination to exercise a Postponement and of the fact that the Valid Business Reason for such Postponement no longer exists, together with a certificate of such determination signed by the Chief Executive Officer or Chief Financial Officer of the Company, in each case, promptly after the occurrence thereof; provided, however, that (1) subject to clause (z) in this Section 2.1(c), the Company shall not be entitled to more than two (2) Postponement Periods during any twelve (12) month period or for more than an aggregate of sixty (60) days in any twelve (12) month period; and (2) the Company shall not be entitled to (a) more than two (2) PEA Postponement Periods during any twelve (12) month period or (b) any PEA Postponement Period for so long as the Company is eligible to use Form F-3.

(ii) Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company that the Company has determined to exercise a Postponement, such Holder will discontinue its disposition of Registrable Securities pursuant to the applicable registration statement. If the Company shall give any notice of a Postponement, immediately after the expiration of the Postponement Period, the Company shall permit use of the respective registration statement or use its reasonable best efforts to effect the respective registration under the Securities Act of the Registrable Securities, as relevant (unless the Initiating Holders or Shelf Underwriting Initiating Holders shall have withdrawn the respective request).

(iii) Notwithstanding anything in this Agreement to the contrary, the Company shall not be permitted to file a registration statement to register for sale, or to conduct any registered securities offerings (including any “take-downs” off of an effective shelf registration statement) of, any of its securities either for its own account or for the account of any security holder or holders during any Postponement Period.

(d) Any Primary Holder may withdraw or revoke a Demand Registration Request that such Primary Holder delivered on behalf of itself or an Initiating Holder at any time prior to the effectiveness of such Demand Registration by giving written notice to the Company of such withdrawal or revocation and such Demand Registration shall have no further force or effect.

(e) This Section 2.1 shall be subject in all respects to the terms of the Orderly Marketing Agreement.

2.2. Piggyback Registrations.

(a) If the Company proposes or is required to register any of its equity securities (which for the avoidance of doubt includes ADRs for all purposes of this Agreement) for its own account or for the account of any other shareholder under the Securities Act (other than pursuant to registrations on Form F-4 (or Form S-4) or Form S-8 or any similar successor forms thereto) (including pursuant to a Demand Registration Request by any Holder), the Company shall give written notice (the “Piggyback Notice”) of its intention to do so to each of the Holders of record of Registrable Securities, at least five (5) Business Days prior to the filing of any registration statement under the Securities Act. Upon the written request through the applicable Primary Holder, made within five (5) days following the receipt of any such Piggyback Notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by the applicable Participating Holder), the Company shall, subject to Sections 2.2(c), 2.3 and 2.6 hereof, use its reasonable best efforts to cause all such Registrable Securities, the Holders of which have so requested the registration thereof, to be registered under the Securities Act with the securities which the Company at the time proposes to register to permit the sale or other disposition by the Holders of the Registrable Securities to be so registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the registration statement filed by the Company or the prospectus related thereto. There is no limitation on the number of such piggyback registrations which the Company is obligated to effect pursuant to the preceding sentence. No registration of Registrable Securities effected under this Section 2.2(a) shall relieve the Company of its obligations to effect Demand Registrations under Section 2.1 hereof.

(b) Other than in connection with a Demand Registration or a Shelf Underwriting, at any time after giving a Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration, if the Company shall determine for any reason not to register or to delay registration of such equity securities, the Company may, at its election, give written notice of such determination to all Holders of record of Registrable

Securities and (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, without prejudice, however, to the rights of Holders under Section 2.1, and (y) in the case of a determination to delay such registration of its equity securities, shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities.

(c) Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.2 by giving written notice to the Company of its request to withdraw; provided, however, that such request must be made in writing prior to the earlier of the execution by such Holder of the underwriting agreement or the execution by such Holder of the custody agreement with respect to such registration.

(d) This Section 2.2 shall be subject in all respects to the terms of the Orderly Marketing Agreement.

2.3. Allocation of Securities Included in Registration Statement

(a) If any requested registration or offering made pursuant to Section 2.1 (including a Shelf Underwriting) involves an underwritten offering and the Financial Intermediaries of such offering shall advise the Company and the Participating Holders in good faith that, in their view, the number of securities requested to be included in such underwritten offering by the Holders of Registrable Securities exceeds the largest number of securities that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Participating Holders, the allocation of Registrable Securities in such underwritten offering will be subject to the applicable provisions governing allocation of Registrable Securities sold pursuant to a Sale Tranche in the Orderly Marketing Agreement, and such allocation as set forth in the Orderly Marketing Agreement shall continue to apply notwithstanding any termination of the Orderly Marketing Agreement.

(b) If any registration or offering made pursuant to Section 2.2 involves an underwritten primary offering on behalf of the Company and the Financial Intermediaries shall advise the Company that, in their view, the number of securities requested to be included in such underwritten offering by the Holders of Registrable Securities and the Company exceeds the largest number of securities (the “Section 2.3(b) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include in such underwritten offering:

(i) first, all Registrable Securities that the Company proposes to register for its own account; and

(ii) second, to the extent that the number of Registrable Securities to be included pursuant to clause (i) of this Section 2.3(b) is less than the Section 2.3(b) Sale Number, the remaining Registrable Securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Holders requesting that Registrable Securities be included in such underwritten offering pursuant to the exercise of piggyback rights pursuant to Section 2.2(a), based on the aggregate number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion, up to the Section 2.3(b) Sale Number.

(c) If, as a result of the proration provisions set forth in clauses (a) or (b) of this Section 2.3, any Holder shall not be entitled to include all Registrable Securities in an underwritten offering that such Holder has requested be included, such Holder may elect to withdraw such Holder’s request to include Registrable Securities in the registration to which such underwritten offering relates or may reduce the number requested to be included; provided, however, that (x) such request must be made in writing prior to the earlier of such Holder’s execution of the underwriting agreement or such Holder’s execution of the custody agreement with respect to such registration and (y) such withdrawal or reduction shall be irrevocable and, after making such withdrawal or reduction, such Holder shall no longer have any right to include Registrable Securities in the registration as to which such withdrawal or reduction was made to the extent of the Registrable Securities so withdrawn or reduced.

(d) This Section 2.3 shall be subject in all respects to the terms of the Orderly Marketing Agreement.

2.4. Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to effect or cause the registration of and/or participate in any offering or sale of any Registrable Securities under the Securities Act as provided in this Agreement (or use reasonable best efforts to accomplish the same), the Company shall, as promptly as practicable:

(a) prepare and file all filings required for the consummation of the offering, including preparing and filing with the SEC a registration statement on an appropriate registration form of the SEC for the disposition of such Registrable Securities in accordance with the intended method of disposition thereof, which registration form (i) shall be selected by the Company (except as provided for in a Demand Registration Request) and (ii) shall, in the case of a Shelf Registration, be available for the sale of the Registrable Securities by the selling Holders thereof and such registration statement shall comply as to form in all material respects with the requirements of the applicable registration form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its reasonable best efforts to cause such registration statement to become effective and remain continuously effective for such period as required by this Agreement, or prepare and file with the SEC a prospectus supplement pursuant to an effective registration statement (provided, however, that as far in advance as reasonably practicable before filing the respective filings of a registration statement (or amendment thereto), or before sending a response to an SEC comment letter prior to any such filing, the Company will furnish to the Participating Holders and to the Financial Intermediaries, if any, copies of all such documents proposed to be filed (including all exhibits thereto and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), which documents will be subject to their reasonable review and reasonable comment (including any reasonable objections to any information pertaining to the Holders and their plan of distribution and otherwise to the extent necessary, if at all, to complete the filing or maintain the effectiveness thereof) and the Company shall consider in good faith the changes reasonably and timely requested by the Participating Holders, the Financial Intermediaries and their legal counsel and shall not file any such documents to which the Participating Holders or the Financial Intermediaries, if any, shall reasonably object);

(b) (i) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus or prospectus supplement used in connection therewith and such free writing prospectuses and Exchange Act reports as may be necessary to keep such registration statement continuously effective for such period as required by this Agreement and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement, and any prospectus so supplemented to be filed pursuant to Rule 424 under the Securities Act, in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (ii) provide notice to the Participating Holders and the Financial Intermediaries, if any, of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate;

(c) furnish, without charge, to each Participating Holder and each Financial Intermediary, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, each free writing prospectus utilized in connection therewith, in each case, in conformity with the requirements of the Securities Act, and other documents, as such Participating Holder and the Financial Intermediaries, if any, may reasonably request;

(d) use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or state “blue sky” laws of such jurisdictions as any Participating Holder and the Financial Intermediaries, if any, shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Participating Holder and the Financial Intermediaries, if any, to consummate the disposition of the Registrable Securities in such jurisdictions (including keeping such registration or qualification in effect for so long as such registration statement remains in effect), except that in no event shall the Company be required to (i) qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (d), be required to be so qualified, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(e) promptly notify each Participating Holder and the Financial Intermediaries, if any: (i) when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto, any post-effective amendment to the registration statement or any free writing prospectus has been filed with the SEC and, with respect to the registration statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or state securities authority for amendments or supplements to the registration statement or the prospectus related thereto or for additional information, including copies of any and all transmittal letters and other correspondence with the SEC and all correspondence (including comment letters and a copy of the Company’s draft responses thereto) from the SEC to the Company relating to such registration statement or any prospectus or any amendment or supplement thereto; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) of the existence of any fact of which the Company becomes aware which results in the registration statement or any amendment thereto, the prospectus related thereto or any supplement thereto, any document incorporated therein by reference, any free writing prospectus or the information conveyed at the time of sale to any purchaser containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall cease to be true and correct in all respects); and, if the notification relates to an event described in clause (v) above, unless the Company has declared that a Postponement Period exists, the Company shall promptly prepare and furnish to each such Participating Holder and the Financial Intermediaries, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading;

(f) comply (and continue to comply) with all applicable rules and regulations of the SEC (including maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)) in accordance with the Exchange Act), and make generally available to its security holders (including by way of filings with the SEC), as soon as reasonably practicable after the effective date of the registration statement (and in any event within (i) four (4) months if the Company qualifies as a foreign private issuer (as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act) or (ii) within forty-five (45) days after the end of such twelve month period described hereafter), an earnings statement (which need not be audited) covering the period of at least twelve (12) consecutive months beginning with the first day of the Company’s first (x) full fiscal year if the Company qualifies as a foreign private issuer (as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act) or (y) calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(g) (i) use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange, and (ii) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including all corporate governance requirements;

(h) cause its senior management, officers, appropriate employees and independent public accountants (in the case of the independent public accountants, subject to any applicable accounting guidance regarding their participation in the offering or the due diligence process) to participate in, and to otherwise facilitate and cooperate with the preparation of the registration statement and prospectus and any amendments or supplements thereto (including participating in meetings, drafting sessions and due diligence sessions), taking into account the Company’s reasonable business needs;

(i) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by the applicable registration statement not later than the effective date of such registration statement and, in the case of any secondary equity offering, provide and enter into any reasonable agreements with a custodian for the Registrable Securities;

(j) enter into, and cause its directors and officers to enter into, such customary agreements (including, if applicable, customary underwriting agreements and lock-up agreements not to exceed ninety (90) days if requested by the Financial Intermediaries) and take such other customary actions as the Participating Holders or the Financial Intermediaries shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(k) use its reasonable best efforts to obtain opinions from the Company’s counsel, including local and/or regulatory counsel, and a “comfort” letter and updates thereof from the independent public accountants who have certified the financial statements of the Company (and/or any other financial statements) included or incorporated by reference in such registration statement, in each case, in customary form and covering such matters as are customarily covered by such opinions and “comfort” letters delivered to Financial Intermediaries in underwritten public offerings; and furnish to each Participating Holder and to each Financial Intermediary a copy of such opinions and letters addressed to such Financial Intermediary;

(l) deliver promptly to counsel for the Participating Holders and to the Financial Intermediaries, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement, and, upon receipt of such confidentiality agreements as the Company may reasonably request, make reasonably available for inspection by counsel for the Participating Holders, by counsel for the Financial Intermediaries, if any, participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by the Participating Holders or the Financial Intermediaries, if any, during regular business hours, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such counsel for the Participating Holders, counsel for a Financial Intermediary, attorney, accountant or agent in connection with such registration statement;

(m) use its reasonable best efforts to prevent the issuance or obtain the prompt withdrawal of any order suspending the effectiveness of the registration statement, or the prompt lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, in each case, as promptly as reasonably practicable;

(n) provide a CUSIP number for all Registrable Securities not later than the effective date of the registration statement;

(o) use its reasonable best efforts to make available its senior management for participation in “roadshows” and other marketing efforts and otherwise provide reasonable assistance to the Financial Intermediaries (taking into account the Company’s reasonable business needs and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering;

(p) prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after the initial filing or confidential submission of such registration statement) and which includes information regarding the Participating Holders or Financial Intermediaries, and prior to the filing or use of any free writing prospectus which includes information regarding the Participating Holders or Financial Intermediaries, provide copies of such document to counsel for the Participating Holders and to each Financial Intermediary, if any, and make the Company’s representatives reasonably available for discussion of such document and make such changes in such document concerning the information regarding the Participating Holders contained therein prior to the filing thereof as counsel for the Participating Holders or Financial Intermediaries, if any, may reasonably request;

(q) furnish to counsel for the Participating Holders and to each Financial Intermediary, without charge, upon request, at least one conformed copy of the registration statement and any post-effective amendments or supplements thereto, including financial statements and schedules, all documents incorporated therein by reference, the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus), any other prospectus and prospectus supplement filed under Rule 424 under the Securities Act and all exhibits (including those incorporated by reference) and any free writing prospectus utilized in connection therewith;

(r) take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(s) include in any prospectus or prospectus supplement if requested by the Financial Intermediaries updated financial or business information for the Company’s most recent quarterly period if required for purposes of marketing the offering in the view of the Financial Intermediaries;

(t) use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Participating Holders or the Financial Intermediaries, if any, to consummate the disposition of such Registrable Securities;

(u) use its reasonable best efforts to take all such actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities, including procuring the cooperation of any transfer agent, custodian and/or Depositary, as necessary;

(v) use its reasonable best efforts to ensure that any free writing prospectus utilized in connection with any registration covered by Section 2.1 or 2.2 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby, will not conflict with a related prospectus, prospectus supplement and related documents and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(w) in connection with any underwritten offering, if at any time the information conveyed to a purchaser at the time of sale includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in the light of the circumstances, be misleading;

(x) if requested by the Financial Intermediaries or any Participating Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the Financial Intermediary or Participating Holder reasonably requests to be included therein, including, without limitation, with respect to the Registrable Securities being sold by such Participating Holder, the purchase price being paid therefor by the Financial Intermediaries and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(y) to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the Financial Intermediaries;

(z) use reasonable best efforts to cooperate with the Financial Intermediaries, Participating Holders, any indemnitee of the Company and their respective counsel in connection with the preparation and filing of any applications, notices, registrations and responses to requests for additional information with FINRA, the LSE, the NYSE, or any other national securities exchange on which the Registrable Securities are listed; and

(aa) cooperate with the Holders and the Financial Intermediaries, if any, to facilitate the timely preparation and delivery of book-entry shares or certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement at least two (2) Business Days prior to any sale of Registrable Securities to the Financial Intermediaries or, if not an underwritten offering, in accordance with the instructions of the Holders at least two (2) Business Days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof (and, in the case of Registrable Securities registered on a Shelf Registration Statement, at the request of the Holders, prepare and deliver book-entry shares or certificates representing such Registrable Securities not bearing any restrictive legends and deliver or cause to be delivered an opinion or instructions to the transfer agent in order to allow such Registrable Securities to be sold from time to time).

To the extent the Company is a WKSI at the time any Demand Registration Request is submitted to the Company, the Company shall file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form F-3 (or Form S-3) which covers those Registrable Securities which are requested to be registered. The Company shall not take any action that would result in it not remaining a WKSI or would result in it becoming an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such automatic shelf registration statement is required to remain effective. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold in compliance with the SEC rules. If the automatic shelf registration statement has been outstanding for at least three (3) years, at or prior to the end of the third year, the Company shall refile a new automatic shelf registration statement covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status, the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to refile the shelf registration statement on Form F-3 (or Form S-3) and, if such form is not available, Form F-1 (or Form S-1), as promptly as practicable and keep such registration statement effective during the period which such registration statement is required to be kept effective.

Without limiting any of the Company’s obligations set forth in this Agreement, including Section 2.9, if the Company files any Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, and the Holders do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that it shall include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment; provided that the foregoing obligation shall only apply to the extent that the Company is eligible to rely on Rule 430B under the Securities Act with respect to selling security holder disclosures.

The Company may require as a condition precedent to the Company’s obligations under this Section 2.4 that each Participating Holder as to which any registration is being effected furnish the Company and the Financial Intermediaries such information regarding such Participating Holder and the distribution of such securities as is required to be included in such registration statement or as required under state securities laws; provided that such information is necessary for the Company to consummate such registration and shall be used only in connection with such registration.

Each Holder of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of paragraph (e) of this Section 2.4, such Holder will discontinue such Holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this Section 2.4 and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. In the event the Company shall give any such notice, the applicable period mentioned in paragraph (b) of this

Section 2.4 shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each Participating Holder covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this Section 2.4. Notwithstanding the foregoing or anything to the contrary contained herein, any such Postponement shall be subject to Section 2.1(c) in all respects.

The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus, or any free writing prospectus, which amendment refers to any Holder covered thereby by name, or otherwise identifies such Holder, without the consent of such Holder, such consent not to be unreasonably withheld or delayed, unless such disclosure is required by law, in which case the Company shall provide written notice to such Holders no less than five (5) Business Days prior to the filing.

2.5. Registration Expenses.

(a) The Company shall pay all Expenses with respect to any registration or offering of Registrable Securities pursuant to Section 2, whether or not a registration statement becomes effective or the offering is consummated.

(b) Notwithstanding the foregoing, in connection with any underwritten offering hereunder, each Participating Holder shall pay all underwriting discounts and commissions attributable to the sale of such Registrable Securities, pro rata in accordance with the number of Registrable Securities sold in the offering by such Participating Holder, and each Participating Holder shall be responsible for any transfer taxes (including stamp duties), if any, arising out of the sale of its own Registrable Securities.

2.6. Certain Limitations on Registration Rights. In the case of any registration under Section 2.1 involving an underwritten offering, or, in the case of a registration under Section 2.2, if the Company has determined to enter into an underwriting agreement in connection therewith, all securities to be included in such underwritten offering shall be subject to such underwriting agreement and no Person may participate in such underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided therein and completes and executes all reasonable questionnaires, and other customary documents (including custody agreements, powers of attorney and lock-up agreements not to exceed ninety (90) days if requested by the Financial Intermediaries) which must be executed in connection therewith; provided, however, that all such documents shall be consistent with the provisions hereof and the Orderly Marketing Agreement and (ii) provides such other information to the Company or the Financial Intermediaries as may be necessary to register such Person’s securities.

2.7. No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement. A Holder is not required to include any of its Registrable Securities in any registration statement, is not required to sell any of its Registrable Securities which are included in any effective registration statement, and may sell any of its Registrable Securities in any manner in compliance with applicable law (subject to any of the Lock-Up Restrictions) even if such shares are already included on an effective registration statement.

2.8. Indemnification.

(a) In the event of any registration or offer and sale of any securities of the Company under the Securities Act pursuant to this Section 2, the Company, to the fullest extent permitted by law, will (without limitation as to time), and hereby agrees to, indemnify and hold harmless, each Holder, any Person who is or might be deemed to be a “controlling person” of such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, a “Controlling Person”), their respective directors, officers, employees, shareholders, members, general and limited partners, agents, Affiliates, representatives, successors and assigns, and each Financial Intermediary in the offering or sale of such securities and their respective directors, officers, employees, shareholders, members, general and limited partners, agents, Affiliates, representatives, successors and assigns, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and, subject to Section 2.8(d), any amounts paid in any settlement) to which each such indemnified party may become subject under the Securities Act, common law or otherwise in respect thereof (collectively, “Claims”), insofar as such Claims arise out of, are based upon, relate to or are in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or in any amendment or supplement thereto under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact in the information conveyed by the Company to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or (iv) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to any action required of or inaction by the Company in connection with any such offering of Registrable Securities, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such registration statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus or free writing prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified party specifically for use therein. The Company and each Participating Holder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Participating Holders to the contrary, for all purposes of this Agreement (including Section 2.8(b)), the only information furnished or to be furnished by any such Participating Holder to the Company for use in any such registration statement, preliminary, final or summary prospectus or amendment or supplement thereto, or any free writing prospectus, are statements specifically relating to (i) the beneficial ownership of the Registrable Securities by such Participating Holder and its Affiliates as disclosed in the section of such document entitled “Selling Stockholders” or “Principal and Selling Stockholders” and (ii) the name and address of such Participating Holder. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such seller.

(b) Each Participating Holder shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.8) to the fullest extent permitted by law, the Company, its officers and its directors, each Person who is or might be deemed to be a Controlling Person of the Company and all other Participating Holders of Registrable Securities and their directors, officers, stockholders, fiduciaries, managing directors, agents, affiliates, representatives, successors, assigns or general and limited partners and respective Controlling Persons with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in strict conformity with written information furnished to the Company or its representatives by or on behalf of such Participating Holder specifically for use therein, and each such Participating Holder shall reimburse such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Participating Holder shall be required to pay pursuant to this Section 2.8 (including pursuant to indemnity, contribution or otherwise) shall in no case be greater than the amount of the net proceeds (after deducting underwriters’ discounts and commissions) received by such Participating Holder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such Claim; provided further that such Participating Holder shall not be liable in any such case to the extent that prior to the filing or confidential submission of any such registration statement or prospectus or amendment thereof or supplement thereto, or any free writing prospectus utilized in connection therewith, such Participating Holder has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto or free writing prospectus which corrected or made not misleading information previously furnished to the Company. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

(c) Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this Section 2.8 (with appropriate modifications) shall be given by the Company and each Participating Holder with respect to any required registration or other qualification of securities under any applicable securities and state “blue sky” laws.

(d) Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a Claim may be made pursuant to this Section 2.8, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.8, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 2.8. In case any action or proceeding is brought against an indemnified party and such indemnified party shall have notified the indemnifying party of the commencement thereof (as required above), the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties exists in respect of such Claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with or be different from those available to another indemnified party with respect to such Claim; or (iii) if such indemnified party has reasonably concluded that representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, such indemnifying party agrees to indemnify each indemnified party from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault or culpability, by or on behalf of any indemnified party.

(e) If for any reason the foregoing indemnity is unavailable, unenforceable or is insufficient to hold harmless an indemnified party under Sections 2.8(a), (b) or (c), then each applicable indemnifying party shall have a several and not joint obligation to contribute to the amount paid or payable to such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if any contribution pursuant to this Section 2.8(e) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.8(e). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 2.8(e) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.8(e) to contribute any amount greater than the amount of the net proceeds (after deducting underwriters’ discounts and commissions) received by such indemnifying party from the sale of Registrable Securities pursuant to the registration statement giving rise to such Claim, less the amount of any indemnification payment made by such indemnifying party pursuant to Sections 2.8(b) and (c). In addition, no Holder of Registrable Securities or any Affiliate thereof shall be required to pay any amount under this Section 2.8(e) unless such Person or entity would have been required to pay an amount pursuant to Section 2.8(b) if it had been applicable in accordance with its terms.

(f) The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

(g) The indemnification and contribution required by this Section 2.8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

2.9. No Inconsistent Agreements; Orderly Marketing Agreement. The Company is not currently a party to, and shall not hereafter enter into without the prior written consent of the Primary Holders, any agreement with respect to its securities that would have the effect of impairing the rights granted to the Holders in this Agreement or that is otherwise inconsistent with the rights granted to the Holders by this Agreement or that grants any other Person any registration rights similar to those provided by this Agreement, except as permitted by Section 4.8. However, it is understood that the Orderly Marketing Agreement, the Separation Co-Operation and Implementation Agreement and the Relationship Agreement are being entered into by various parties to this Agreement on or around the date of this Agreement, and the Orderly Marketing Agreement shall supersede the terms of this Agreement in the event of any inconsistencies between the Orderly Marketing Agreement and this Agreement. For the avoidance of doubt, it is understood that the terms of this Agreement shall not be interpreted as permitting any sale of Registrable Securities contrary to the terms of the Orderly Marketing Agreement, and any purported sale of Registrable Securities or exercise of rights hereunder that is contrary to the terms of the Orderly Marketing Agreement shall be considered invalid and void.

Section 3. Underwritten Offerings.

3.1. Requested Underwritten Offerings. If requested by the underwriters for any underwritten offering pursuant to a registration requested under Section 2.1, the Company shall enter into a customary underwriting agreement with the underwriters. Such underwriting agreement shall (i) be satisfactory in form and substance to the Participating Holders, (ii) contain terms not inconsistent with the provisions of this Agreement and (iii) contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including indemnities and contribution agreements on substantially the same terms as those contained herein or as otherwise customary for the underwriters. Every Participating Holder shall be a party to such underwriting agreement, provided that under such underwriting agreement: (i) each Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations of a selling shareholder, including representations, warranties or agreements regarding its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution, and (ii) any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement for indemnity, contribution or otherwise shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement (after deducting underwriters’ discounts and commissions) and in no event shall relate to anything other than information about such Holder specifically provided by such Holder for use in the registration statement and prospectus and shall otherwise contain terms no less advantageous to such Holders than those provided in Section 2.8 (the above clauses (i) and (ii) collectively, the “Acceptable Terms”).

3.2. Piggyback Underwritten Offerings. In the case of a registration pursuant to Section 2.2, if the Company shall have determined to enter into an underwriting agreement in connection therewith, all of the Participating Holders’ Registrable Securities to be included in such registration shall be subject to such underwriting agreement (provided such underwriting agreement reflects the Acceptable Terms (as defined above)).

Section 4. General.

4.1. Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply, to the fullest extent set forth herein with respect to the Registrable Securities, to any and all equity securities of the Company, any entity separated from the Company by way of spin-off, split-off, demerger or otherwise, or any successor or assign of the Company (whether by merger, share exchange, consolidation, sale of assets or otherwise) or any direct or indirect subsidiary or parent company of the Company which may be issued in respect of, in exchange for or in substitution of, Registrable Securities and shall be appropriately adjusted for any share dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof so as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed as well as the capital stock of any other entity received in connection with such transaction.

4.2. Rule 144. The Company covenants that (i) so long as it remains subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1)(i) of Rule 144 under the Securities Act, as such Rule may be amended (“Rule 144”)) or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales by such Holder under Rule 144, or any similar rules or regulations hereafter adopted by the SEC, and (ii) it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the safe harbor provided by Rule 144, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will promptly deliver to such Holder a written statement as to whether it has complied with such requirements.

4.3. Assistance with Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and other rules and regulations of the SEC that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Company, by (i) issuing such directions to any transfer agent, registrar or depositary, as applicable, (ii) delivering such opinions to the transfer agent, registrar or depositary as are customary for transactions of this type and are reasonably requested, and (iii) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities; provided, however, that if reasonably requested by the Company such Holder shall deliver to the Company, in form and substance reasonably satisfactory to the Company, representation letters regarding such Holder’s compliance with such rules and regulations, as may be applicable. In addition, the Company, at its sole expense, shall use reasonable best efforts to remove any restrictive legend on any Registrable Securities, as applicable, upon request by the Holder if (A) such Registrable Securities are sold pursuant to an effective registration statement or (B) a registration statement covering the resale of such Registrable Securities is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter agreeing that such Registrable Securities will be sold under such effective registration statement. Furthermore, at the request of any Holder, the Company shall use its reasonable best efforts to assist such Holder with respect to any potential private transfer of any Registrable Securities held by such Holder and its Affiliates in accordance with the Orderly Marketing Agreement, including (i) entering into customary confidentiality agreements with any prospective transferees, (ii) affording to such Holder, its Affiliates and any prospective transferees and their respective counsel, accountants, lenders and other representatives, reasonable access during normal business hours to the properties, books, contracts and records of the Company and (iii) providing reasonable availability of appropriate members of senior management, officers and other employees of the Company to provide customary due diligence assistance in connection with any such transfer, taking into account the Company’s reasonable business needs.

4.4. Nominees for Beneficial Owners. If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement); provided, however, that the Company shall have received evidence reasonably satisfactory to it of such beneficial ownership.

4.5. Amendments and Waivers. No amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against the Company unless it is approved in writing by the Company, and no amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against a member of Pfizer Shareholder Group or a member of the GSK Shareholder Group unless it is approved in writing by the applicable Primary Holder. Each Holder shall be bound by any amendment authorized by this Section 4.5 whether or not the Registrable Securities held by such Holder have been marked to indicate such amendment. No waiver of any breach of any agreement or provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. The failure or delay of any of the parties hereto to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy.

4.6. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (iv) if delivered by facsimile transmission, upon confirmation of successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, or is transmitted on a day that is not a Business Day, or (v) if via email communication, on the date of delivery. All notices, demands and other communications hereunder shall be delivered as set forth below and to any subsequent holder of Registrable Securities subject to this Agreement at such address as indicated by the Company’s records, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

Haleon plc

[Address]

Attention: [ ]

Email: [ ]

with a copy (which will not constitute notice) to:

[Counsel Information]

if to [Pfizer Shareholder Group]

[Pfizer, Inc.]

[Address]

Attention: [ ]

Email: [ ]

with a copy (which will not constitute notice) to:

[Counsel Information]

if to [GSK Shareholder Group]

[GSK plc]

[Address]

Attention: [ ]

Email: [ ]

with a copy (which will not constitute notice) to:

[Counsel Information]

4.7. Insolvency. Following the occurrence of an Insolvency Event affecting GSK, the SLPs shall, acting together, be entitled to nominate one of their members to act as a Primary Holder of GSK Shareholder Group for the purposes of exercising the rights conferred on a Primary Holder under this Agreement. For the avoidance of doubt, subject to Section 4.8, where no Insolvency Event has occurred in respect of GSK, only GSK shall be entitled to act as the Primary Holder in respect of GSK Shareholder Group.

4.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations herein may be assigned by (a) the Company without the prior written consent of each Primary Holder, or (b) a Holder without the prior written consent of the Company; provided that each Holder may assign such Holder’s rights, interests and obligations herein to an Affiliate of such Holder without such consent in connection with a transfer of any of such Holder’s Registrable Securities to such Affiliate (with such rights, interests and obligations continuing in accordance with the terms of this Agreement only for so long as such assignee remains an Affiliate of the applicable Primary Holder).

4.9. Termination.

(a) Notwithstanding any other provision of this Agreement (but subject to the Shareholders’ Agreement), the Parties hereby agree and acknowledge that GSK shall have the right in its absolute discretion to abandon the Separation Transaction (as defined in the Separation Co-operation and Implementation Agreement) by providing notice of the same in writing to the Company and Pfizer at any time prior to Demerger Completion (as defined in the Separation Co-operation and Implementation Agreement), and upon GSK providing such notice, this Agreement shall automatically terminate.

(b) If this Agreement is terminated in accordance with Section 4.9(a), this Agreement shall terminate and, subject to Section 4.9(d), be of no further effect.

(c) This Agreement shall terminate in respect of the GSK Shareholder Group when it no longer beneficially owns any Registrable Securities constituting more than one percent (1%) of the outstanding Ordinary Shares, and in respect of the Pfizer Shareholder Group, when it no longer beneficially owns any Registrable Securities constituting more than one percent (1%) of the outstanding Ordinary Shares.

(d) Notwithstanding clause (a) above, Section 2.5, Section 2.8, Section 4.11 and Section 4.15 shall survive termination of this Agreement.

4.10. Entire Agreement. This Agreement and the other documents referred to herein (including, for the avoidance of doubt, the Orderly Marketing Agreement and the Relationship Agreement) or delivered pursuant hereto which form part hereof constitute the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. To the extent there are any inconsistencies or conflicts between this Agreement, on the one hand, and the Orderly Marketing Agreement, on the other hand, the Orderly Marketing Agreement shall control.

4.11. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

(b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in the United States District Court for the Southern District of New York or any New York state court located in New York, New York, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

4.12. Interpretation; Construction.

(a) The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) References in this Agreement to members of the Pfizer Shareholder Group’s or members of the GSK Shareholder Group’s aggregate holding of Ordinary Shares shall include both Ordinary Shares held directly in the form of shares and Ordinary Shares held indirectly as a result of a holding of ADRs.

4.13. Counterparts. This Agreement may be executed and delivered in any number of separate counterparts (including by facsimile or electronic mail), each of which shall be an original, but all of which together shall constitute one and the same agreement.

4.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.15. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 4.15, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

4.16. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.17. Confidentiality. The parties shall keep strictly confidential and shall not disclose to any third party any proposed sales or other transactions involving Registrable Securities contemplated by this Agreement (“Confidential Information”), except as and to the extent required by applicable laws and regulations, in which case the parties will, to the extent practicable, consult and cooperate with each other with respect to any disclosure, and provided that nothing contained herein shall: (i) prevent any party from disclosing such Confidential Information to any of its financial, legal or other advisors or to any potential investor in any co-investment vehicle or any other institutional investor or underwriter in connection with proposed sales, as long as each person receiving such Confidential Information agrees to treat such Confidential Information as confidential; or (ii) prohibit either Primary Holder or any member of the GSK Shareholder Group or the Pfizer Shareholder Group from making any disclosure or public statements regarding its intentions with respect to the Registrable Securities that it holds in the Company, save that any such disclosure or statement shall not reference any Sale Tranche that is underway or in respect of which a Sale Notice has been given under the Orderly Marketing Agreement, except as otherwise permitted under this Agreement or the Orderly Marketing Agreement, including, for the avoidance of doubt, disclosures required by applicable laws and regulations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Haleon plc

By:
Name:
Title:

Signature Page to the Registration Rights Agreement

Pfizer Inc.
By:
Name:
Title:

Signature Page to the Registration Rights Agreement

GSK plc

By:
Name:
Title:

GSK (No.1) Scottish Limited Partnership

By:
Name:
Title:

GSK (No.2) Scottish Limited Partnership

By:
Name:
Title:

GSK (No.3) Scottish Limited Partnership

By:
Name:
Title:

Signature Page to the Registration Rights Agreement